Exhibit 10.110

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment No. 1 (this “Amendment”), effective as of November 18, 2003, to the Employment Agreement dated as of December 1, 2002 (the “Employment Agreement”) by and between I.F.S. OF NEW JERSEY, INC., a New Jersey corporation, with its principal offices located at 5100 Park Road, Benicia, California 94510 (the “Company”), and JAMES M. CASCINO, an individual residing at 9 Hidden Valley Road, Lafayette, California 94549 (“Executive”).

RECITALS:

WHEREAS, the Company and Executive desire to amend the Employment Agreement as hereinafter set forth;

WHEREAS, unless otherwise defined herein, capitalized terms used herein shall have their respective meanings set forth in the Employment Agreement.

NOW, THEREFORE, it is agreed as follows:

Section 1.    Paragraph 2.1 of the Employment Agreement is hereby amended and replaced in its entirety to provide as follows:

2.1  Employment; Title; Duties. The Company hereby employs Executive, and Executive hereby accepts appointment, as President and Chief Executive Officer of the Company, which duty shall be performed in Benicia, Solano County, California. Executive shall also serve as Corporate Executive Vice President of the Parent and a director of the Parent. The duties of Executive shall be to perform the services set forth on Exhibit A attached hereto and incorporated herein, to pursue the objectives of the Business, to perform generally those responsibilities assigned to him by the Board and those responsibilities assigned to him by the Chief Executive Officer of the Parent (as defined below), and to render services as are necessary and desirable to protect and to advance the best interests of the Company, the Parent, and any Subsidiary (collectively, the “Duties”), acting, in all instances, under the supervision of and in accordance with the policies set by the Board and the Chief Executive Officer of the Parent. Executive shall report to and be under the supervision of the Chief Executive Officer of the Parent. Without further compensation, Executive agrees to serve as a director the Company. For purposes hereof, “Parent” shall mean Eos International, Inc., a Delaware corporation of which the Company is a Subsidiary.

Section 2.    Exhibit A to the Employment Agreement is hereby amended and replaced in its entirety with Exhibit A attached hereto.

Section 3.    Paragraph 5.1 of the Employment Agreement is hereby amended and replaced in its entirety to provide as follows:

5.1 Basic Salary.  Effective November 1, 2003, the Company shall pay Executive, as compensation for all of the services to be rendered by Executive hereunder during each Employment Year, a salary of $380,000 per Employment Year (the “Basic Salary”), payable in substantially equal monthly payments, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations, deductions for employee contributions to welfare benefits provided by the Company to Executive and such other deductions or amounts, if any, as are authorized by Executive. The Basic Salary shall be prorated for the month in which employment by the Company commences or terminates, and for any Employment Year which is less than 12 months in duration. The Basic Salary will be reviewed annually by the Board and may be increased from time-to-time by the Board (without Executive’s participation as a director). Notwithstanding anything to the contrary, Executive may elect for reasons affecting the economic well-being of the Company and at his sole discretion, to accept less than the Basic Salary set forth above. In such case, Executive waives any rights to back wages, interest or penalties. Such deficiency shall not be a liability to the Company. Such waiver shall apply only to the pay period that Executive elects to accept less than the Basic Salary defined above.

Section 4.    The Employment Agreement is hereby amended as to include a new Paragraph 5.4, which shall provide as follows:

5.4 Equity Compensation Award.  Provided that Executive continues to serve as President and Chief Executive Officer of the Company until and including March 1, 2004, the Parent shall grant to Executive under the Eos International, Inc. 2003 Stock Award and Incentive Plan (the “Plan”) on March 1, 2004 an option to purchase 250,000 shares of common stock of the Parent on the terms and conditions set forth in the Option Agreement attached hereto as Exhibit B.

Section 5.    The Option Agreement referenced in new Paragraph 5.4 of the Employment Agreement shall be the Option Agreement attached hereto as Exhibit B.

Section 6.    This Amendment is made in accordance with Paragraph 16.2 of the Employment Agreement with respect to modification of the Employment Agreement.

Section 7.    As used in the Employment Agreement, the term “Agreement” shall mean the Employment Agreement, as from time to time amended (including without limitation, this Amendment).

Section 8.    Except as set forth above, the Employment Agreement, as amended hereby, shall remain in full force and effect without further modification.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

JAMES M. CASCINO
James M. Cascino, Individually

I.F.S. OF NEW JERSEY, INC.

By:	JULIUS KOPPELMAN
Name: Julius Koppelman Title: Chairman of the Board

EOS INTERNATIONAL, INC.
(Solely with respect to Paragraph 5.4 of the Employment Agreement, as amended, as set forth in Section 4 of this Amendment, and with respect to Section 5 of this Amendment)

By:	JOSE FERREIRA, JR.
Name: Jose Ferreira, Jr. Title: President and Chief Executive Officer

EXHIBIT A

The principal duty of Executive as President and Chief Executive Officer of the Company shall be to perform the services set forth below:

(1) Develop and implement a strategic plan for the Company.

(2) Develop annual budgets for the Corporation.

(3) Evaluate, motivate, hire and assign members of the senior management team of the Corporation.

(4) Supervise and manage the operations of the Company.

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